STATE OF WISCONSIN INVESTMENT BOARD

For Immediate Release                  Telephone:  608-266-2381


Contact: John Nelson at 608-266-7232


 SWIB CALLS FOR RAINFOREST CAFE BOARD TO REDEEM POISON PILL

Madison,  Wisc.  (October  3,  2000)  -  The  State  of

Wisconsin  Investment  Board (SWIB)  today  called  for

Rainforest Cafe to redeem or amend its poison  pill  to

permit  SWIB  and other existing shareholders  to  take

collective   action.   "SWIB  is  considering   several

specific   steps  to  increase  value  for   Rainforest

shareholders. However, we are concerned that  terms  of

the  Landry's  Seafood Restaurant merger agreement  and

Rainforest's existing poison pill might be  interpreted

to   effectively  preclude  current  shareholders  from

collectively  taking such action,"  said  John  Nelson,

SWIB's   Small   Company  Stock  Portfolio   Investment

Director.

     "SWIB   still   thinks  the   company   is   worth

substantially more than the $3.25 per share offered  by

Landry's,"  added Nelson.  "The offer is  open  through

October  27,  2000,  so I hope other shareholders  will

wait  to  see  what happens before then  and  will  not

tender their shares now."

     Nelson  said,  "We  were  shocked  to  read   that

Rainforest's   President  was  pursuing   this   second

Landry's transaction in June, only two months after the

shareholders   had   rejected  a  higher   offer   from

Landry's,"  referring  to  disclosures  made   in   the

Landry's  tender offer documents filed this week.   "It

looks as though the Rainforest board is more interested

in  selling the company to Landry's than in discharging

its  fiduciary responsibilities to shareholders  or  in

finding  a  new  CEO who is willing to take  action  to

maximize  the  value of this company  for  its  current

shareholders."

     SWIB  is  the investment manager for the Wisconsin

Retirement  System  (WRS).  With over  $64  billion  in

assets  and 463,000 participants, the WRS is the  ninth

largest public pension fund in the U.S.

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